Exhibit 10.3

Amended and Restated
Deferred Compensation
Agreement Between
Lafayette Savings Bank, FSB
And
Randolph F. Williams

THIS AGREEMENT, was originally executed and delivered on September 29, 2005, by and between Lafayette Savings Bank, FSB (the “Bank”) and Randolph F. Williams (the “Employee”).  It is hereby amended and restated retroactive to the Effective Date to provide as follows:

W I T N E S S E T H:

WHEREAS, the Employee is now serving as President and Chief Executive Officer of the Bank; and

WHEREAS, the Bank desires to have the benefit of the Employee’s continued loyalty, service and leadership until his retirement; and

WHEREAS, the Bank desires to provide the Employee with the supplemental retirement benefit, to be paid upon his retirement in order to induce the Employee to remain with the Bank and to devote his highest skill and energy to the discharge of his employment duties; and

WHEREAS, the parties desire to incorporate their entire agreement in this writing;

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and in further consideration of each act done pursuant hereto by either of the parties, the parties enter into the following Articles of Agreement:

ARTICLE I
DEFINITIONS

Section 1.01   Account.  The term “Account” means the account maintained for the Employee under this Agreement, which is credited in each calendar year with amounts determined pursuant to Article II of this Agreement.

Section 1.02   Administrator.  The term “Administrator” means the Board, which shall have the sole authority to manage and control the operation and administration of this Agreement.

Section 1.03   Bank.  The term “Bank” means Lafayette Savings Bank, FSB.

Section 1.04   Board.  The term “Board” means the Board of Directors of the Bank.  Whenever the provisions of this Agreement require action by the Board, it may be taken by the Compensation Committee of the Board with the same force and effect as though taken by the entire Board.

Section 1.05   Change in Control.   The term “Change in Control” shall mean

(i)
a change in the ownership of the Bank or LSB Financial Corp. (the “Corporation”), which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank or the Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or the Corporation.  However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Bank or the Corporation (or to cause a change in the effective control of the Bank or the Corporation (within the meaning of subsection (ii)).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank or the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection.  This subsection applies only when there is a transfer of stock of the Bank or the Corporation (or issuance of stock of the Bank or the Corporation) and stock in the Bank or the Corporation remains outstanding after the transaction.

(ii)	a change in the effective control of the Bank or the Corporation, which shall occur only on either of the following dates:

(a)
the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Corporation possessing thirty percent (30%) or more of the total voting power of the stock of the Bank or the Corporation.

(b)
the date a majority of members of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s board of directors before the date of the appointment or election; provided, however, that this provision shall not apply if another corporation is a majority shareholder of the Corporation

If any one person, or more than one person acting as a group, is considered to effectively control the Bank or the Corporation, the acquisition of additional control of the Bank or the Corporation by the same person or persons is not considered to cause a change in the effective control of the Bank or the Corporation (or to cause a change in the ownership of the Bank or the Corporation within the meaning of subsection (i) of this section).

(iii)	a change in the ownership of a substantial portion of the Bank’s assets, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Bank immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  No change in control event occurs under this subsection (iii) when there is a transfer to an entity that is controlled by the shareholders of the Bank immediately after the transfer.  A transfer of assets by the Bank is not treated as a change in the ownership of such assets if the assets are transferred to –

(a)	a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

(b)	an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Bank.

(c)	a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Bank; or

(d)	an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c).

For purposes of this subsection (iii) and except as otherwise provided in paragraph (a) above, a person’s status is determined immediately after the transfer of the assets.

For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Bank or the Corporation; provided that they will not be considered as a group if they are owners of an entity that merges into the Bank or the Corporation where the Bank or the Corporation is the surviving corporation in the merger.

Section 1.06   Code.  The term Code means the Internal Revenue Code of 1986, as amended.

Section 1.07   Compensation.  The term “Compensation” shall include Employee’s base salary and bonus paid by the Bank.

Section 1.08   Effective Date.  The term “Effective Date” means October 1, 2005.

Section 1.09   Employee.  The term “Employee” means Randolph F. Williams.

Section 1.10   Plan Year.  The Term “Plan Year” means the consecutive twelve (12) month period beginning each January 1 and ending on the following December 31.

Section 1.11   Retirement Date.  The term “Retirement Date” means the date Employee incurs a Termination of Employment from the Bank after attaining age sixty-five (65).

Section 1.12   Termination of Employment.  The term “Termination of Employment” means the date on which the Employee retires, resigns or otherwise, voluntarily or involuntarily, terminates his full-time employment with the  Bank.  Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Employee’s employment.  A Termination of Employment will be considered to have occurred if it is reasonably anticipated that:

(i)	the Employee will not perform any services for the Bank after Termination of Employment, or

(ii)
the Employee will continue to provide services to the Bank at an annual rate that is less than fifty percent (50%) of the average annual bona fide services rendered during the immediately preceding thirty-six (36) months of employment.

With respect to any benefit payable as a result of Termination of Employment, Termination of Employment shall be determined by reference to the Bank and all members of any controlled group (determined under Section 414(b) of the Code) or trades or businesses under common control (determined under Section 414(c) of the Code) that includes the Bank.

Section 1.13   Total Disability.  The term “Total Disability” means any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months and which (1) renders the Employee unable to engage in any substantial gainful activity or (2) entitles Employee to income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.

ARTICLE II
THE ALLOCATION

Section 2.01   Allocations to the Employee’s Account.  On the Effective Date and on the last business day of the month thereafter occurring on or before the first to occur of (1) the Employee’s attainment of his Retirement Date, (2) his death or (3) his Termination of Employment, the Bank shall credit to the Employee’s Account 10% of the amount of Employee’s compensation, or such other percentage of Employee’s compensation not to exceed 20% as he shall elect to have withheld from his compensation from time to time.  Amounts elected to be deferred by the Employee shall be withheld from the Employee’s compensation for the pay periods for which such compensation is paid.  Each allocation under this Section 2.01 shall be deemed to have been made for purposes of computing interest under Section 2.03 of this Agreement as of the required allocation date.

The Employee may elect to defer a portion of his Compensation (other than Performance-Based Compensation) to be earned in a Plan Year by making an irrevocable election to do so before

January 1st of that Plan Year.  Notwithstanding the foregoing, if the Employee is not otherwise eligible to participate in another individual account non-qualified deferred compensation plan, and the individual first becomes eligible to participate in this Plan after January 1, 2005, the Employee may irrevocably elect to defer a portion of his Compensation (other than Performance-Based Compensation) to be earned by the Employee in the same Plan Year (and after making the election) as long as the election is made within 30 days following the date the individual first becomes eligible to participate.

The Employee may no later than six months before the end of the applicable Service Period irrevocably elect to defer a portion of the Performance-Based Compensation otherwise payable to the Employee in the following Plan Year.  If the Employee is not otherwise eligible to participate in another individual account non-qualified deferred compensation plan, and the individual first becomes eligible to participate in this Plan after January 1, 2005, the Employee may irrevocably elect to defer a portion of his Performance-Based Compensation to be earned in the same Plan Year (and after making the election) as long as the election is made within 30 days following the date the individual first becomes eligible to participate.  The maximum amount of Performance-Based Compensation taken into account for this purpose shall be the total amount of Performance-Based Compensation for such Service Period, multiplied by the ratio of remaining days in the Service Period over the total number of days in the Service Period (after taking into account required tax withholding and payroll deductions for other benefit programs).

For purposes of this Section:

“Performance-Based Compensation” means the compensation paid by the Bank that meets the following criteria:

(i)	the compensation must be based on services performed over a period of at least 12 months:

(ii)
the payment or amount of the compensation must be contingent on the satisfaction of pre-established organizational or individual performance criteria (established no later than 90 days after the beginning of the Service Period); and

(iii)
the compensation cannot include any amount or portion of any amount that will be paid either regardless of performance or based on a level of performance that is substantially certain to be met at the time the performance criteria are established.

“Service Period” means a period of at least 12 months during which the Employee performs services with respect to which Performance-Based Compensation is otherwise payable.

Section 2.02   Amount of Bank Allocations.  As of the Effective Date, the Bank shall allocate additional amounts to the Employee’s Account at the end of each quarter (beginning with the quarter ending December 31, 2005) as matching contributions based on the amount of salary the Employee has elected to defer and have withheld under Section 2.01 during that quarter, as follows:

Date	Amount

December 31, 2005	Twenty cents ($.20) for each one dollar ($1.00) of salary deferred by the Employee, subject to a maximum of 4% of Employee’s salary for those periods.

As of the last day of each quarter thereafter during the term of this Agreement	Such amounts as Bank shall determine for a calendar year which shall be approved by the Board before the end of the preceding calendar year

Section 2.03   Allocation of Interest.  As of the end of each Plan Year, and as of the date of termination of this Agreement or payment in full of the benefits provided for hereunder, Bank shall credit the Employee’s Account, with interest, compounded annually, on the undistributed balance then held in his Account.  The annual rate of interest for each Plan Year shall be equal to the highest certificate of deposit rates offered by the Bank during the year preceding the year in which the interest is to be allocated.  Interest with respect to any allocations made during a Plan Year shall accrue from the date of allocation.

Section 2.04   Optional Account Investments.  In lieu of the interest credits described in Section 2.03, the Administrator, in its complete and sole discretion, may elect to invest the amounts credited to the Employee’s Account in specific investments in the name of the Bank.  To the extent the Administrator makes such investments, the actual amounts credited to the Employee’s Account shall reflect the actual investment results for such investments rather than the deemed interest described in Section 2.03, and the Bank will not be obligated to pay Employee any difference between the deemed interest rate in Section 2.03 and those investment results.  In making these investment decisions, the Administrator may, but is not required to, seek recommendations from the Employee as to the manner in which the Employee’s Account should be invested.

Section 2.05   Termination of this Agreement.  Either Employee or the Bank may terminate this agreement with respect to any calendar year by providing written notice to the other party hereto on or before December 1st of the preceding calendar year.  Upon termination of this agreement, no further compensation deferrals or Bank allocations shall be made to the Employee’s Account, and except as provided below benefits shall be payable in accordance with Article III.

Notwithstanding anything to the contrary in this Section 2.05, the Employee’s benefit shall be distributed immediately in a lump sum if this agreement terminates in the following circumstances:

(i)
Within thirty (30) days before or twelve (12) months after a Change in Control, provided that termination of this agreement was effected through an irrevocable action taken by the Bank and provided further that all distributions are made no later than twelve (12) months following such termination of the agreement and that all the Bank's arrangements which are substantially similar to the agreement are terminated so the Employee and any participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(ii)
Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the agreement are included in the Employee’s gross income in the latest of (a) the calendar year in which the agreement terminates; (b) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (c) the first calendar year in which the distribution is administratively practical; or

(iii)
Upon the Bank’s termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, provided further that the termination of this agreement does not occur proximate to the downturn in the financial health of the Bank and provided further that the Bank does not adopt any new account balance plans for a minimum of three (3) years following the date of such termination.

ARTICLE III
BENEFITS

Section 3.01   Death Benefits.  Upon the death of the Employee prior to the attainment of his Retirement Date or prior to his Termination of Employment, his beneficiary, if living, or his contingent beneficiaries, if not, as determined pursuant to Section 4.03 of this Agreement, shall receive in a single lump sum cash payment the balance held in the deceased Employee’s Account on the date of Employee’s death.  In the absence of any such designation or if the designated or contingent beneficiary is not living at the death of the Employee, the Account balance shall be paid in a lump sum to the Employee’s spouse, if any, or, if none, to his estate.  The lump sum payment shall be paid within sixty (60) calendar days after the Employee’s death.

Section 3.02   Termination of Employment or Total Disability.  Upon the Employee’s Termination of Employment or Total Disability, he shall receive a cash payment of the balance in his Account at the time of his Termination of Employment or Total Disability.  The Account balance shall be paid in substantially equal monthly installments over a term of five (5) years commencing no later than sixty (60) calendar days after his Termination of Employment or Total Disability; provided, however, that if Employee is, at the time of Termination of Employment, a “key employee” (within the meaning of Section 416(i) of the Code without regard to paragraph (5) thereof) of a corporation whose stock is publicly traded on an established securities market or otherwise, within the meaning of Section 409A(a)(2)(B)(i) of the Code, any payment made on account of the Employee’s Termination of Employment may not commence any earlier than the earlier of a date which is six months after the Employee’s Termination of Employment or the date of Employee’s death.  In the event the restriction in the preceding sentence is applicable to the Employee, any distribution which would otherwise be paid to the Employee within the first six months following the Termination of Employment shall be accumulated and paid to the

Employee in a lump sum on the first day of the seventh month following the Termination of Employment.  All subsequent distributions shall be paid in the manner specified.

Section 3.03   Death After Payments Commence.  If Employee dies prior to receiving any or all of the monthly installments contemplated by Section 3.02 of this Article III, the Account balance not yet paid to Employee shall be paid in a lump sum within sixty (60) calendar days after the Employee’s death to his designated beneficiaries, if living, or to his contingent beneficiaries, if not living.  In the absence of any such designation or if the designated or contingent beneficiary is not living at the death of the Employee, the Account balance shall be paid in a lump sum to the Employee’s spouse, if any, or, if none, to his estate.  Such payment shall be made within sixty (60) calendar days after the Employee’s death.

Section 3.04   Continued Interest or Earnings Accrual.  Amounts appropriated under this Agreement pending distribution shall continue to accrue interest or earnings at the rate and in the manner prescribed by Section 2.03 or 2.04 of Article II hereof.

ARTICLE IV
ADMINISTRATION

Section 4.01   Delegation of Responsibility.  The Administrator may delegate duties involved in the administration of this Agreement to the Compensation Committee of the Board.  However, the ultimate responsibility for the administration of this Agreement shall remain with the Administrator.

Section 4.02   Payment of Benefits.  The amounts allocated to the Employee’s Account and payable as benefits under this Agreement shall be paid solely from the general assets of the Bank.  The Employee shall not have any interest in any specific assets of the Bank under the terms of this Agreement.  This Agreement shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between the Employee and the Bank.

Section 4.03   Designation of Beneficiaries.  The Employee shall designate in a writing filed with the Secretary of the Bank a beneficiary and a contingent beneficiary to whom death benefits or any unpaid benefits due hereunder at the date of the Employee’s death shall be paid.

ARTICLE V
MISCELLANEOUS

Section 5.01   Amendment of Agreement.  This Agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by the parties.

Section 5.02   Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of, the Bank, its successors and assigns, and the Employee, his heirs, legatees and personal representatives.

Section 5.03   Non-Alienation.  The Employee and his beneficiary, as determined pursuant to Section 4.03 of this Agreement, shall not have any right to anticipate, alienate or assign any rights under this Agreement, and any effort to do so shall be null and void.  The monthly benefits payable under this Agreement shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent permitted by law.

Section 5.04   Choice of Law.  This Agreement shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of Indiana.

Section 5.05   Waiver.  Failure of any party hereto to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of any similar right or power hereunder at any subsequent time.

Section 5.06   Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered to the party to whom notice should be given at the addresses set forth below (or at such other address for a party as shall be specified by notice given pursuant hereto):

Bank:	Lafayette Savings Bank, FSB
101 Main Street
P.O. Box 1628
Lafayette, IN 47902

Employee:	Randolph F. Williams
3611 Chancellor Way
West Lafayette, IN 47906

Section 5.07   Unenforceability.  If any provision of this Agreement is deemed invalid or unenforceable, the remaining provisions shall remain in effect, unless modified by the administrator with the consent of Employee.

Section 5.08   Headings.  The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

Section 5.09   Duration of this Agreement.  This Agreement shall automatically terminate at the date on which the balance of the Employee’s Account has been distributed pursuant to the terms of this Agreement.

Section 5.10   No Employment Contract.  This Agreement shall not be construed as an agreement, consideration or inducement of employment or as affecting in any manner the rights or obligations of the Bank or of the Employee to continue or to terminate the employment relationship at any time.

Section 5.11   Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Employee’s income as a result of the failure of this non-qualified deferred compensation arrangement to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount of the

Employee’s Account, a distribution shall be made as soon as is administratively practicable following the discovery of the failure.

IN WITNESS WHEREOF, the Bank and Employee have caused this Agreement to be amended and restated as of this 27th day of February, 2008.

LAFAYETTE SAVINGS BANK, FSB

By:	/s/ Mariellen M. Neudeck

“Bank”

/s/ Randolph F. Williams
Randolph F. Williams, Employee

“Employee”